Mid-Con Energy Partners, LP Announces Closing of Eastern Shelf Acquisition and Borrowing Base Increase of $50 Million to $240 Million

DALLAS, November 17, 2014 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or “MCEP”) announces that it has closed its previously announced acquisition in the Eastern Shelf of the Permian Basin for approximately $120 million, subject to customary post-closing adjustments.

Concurrent with closing of the acquisition, MCEP also announces an increase in its borrowing base to $240 million, up 26% from the $190 million in previously established commitments. This increase became effective on November 17, 2014, with Royal Bank of Canada acting as the Administrative Agent. Participant lenders include Bank of Nova Scotia, BOKF NA, Comerica Bank, Wells Fargo Bank N.A., Frost Bank and Union Bank. Mid-Con Energy's next regularly scheduled bi-annual redetermination will occur on or about April 30, 2015.

EASTERN SHELF ACQUISITION HIGHLIGHTS(1)

•	Mid-Con Energy acquires ~96% average working interest and will assume operatorship upon closing

•	The Eastern Shelf is comprised of ~230 producing wells

•	Reserves ~68% proved developed and ~89% oil with a reserve-to-production ratio of ~14.0 years

•	Net proved reserves of ~6.1 MMboe acquired at ~$19.70 per barrel

•	Average 2Q14 net production of 1,197 Boe/d acquired at ~$100k per flowing Boe

•	Oil production priced at an LTM differential to WTI of -$4.20/Bbl or -4.1%

•	Gas production is liquids rich with an LTM differential to HH of +$2.69/Mcf or +64%

•	Underlying proved developed decline rate projected below 10% per annum

•	Production taxes approximate 4.6%

•	Projected to be immediately accretive to Distributable Cash Flow per unit

(1)	Based on unaudited reserve estimates and preliminary internal assumptions

ABOUT MID-CON ENERGY PARTNERS, LP
Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, operate, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery (“EOR”). Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma, the Gulf Coast, the Hugoton, and the Permian. For more information, please visit Mid-Con Energy's website at www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS
This press release includes "forward-looking statements" — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as "anticipate," "believe," “estimate,” "intend," "expect," "plan," “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or "will" or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the

Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the "Forward-Looking Statements" of our public filings.

INVESTOR RELATIONS CONTACT
Krista McKinney
(972) 479-5980
kmckinney@midcon-energy.com

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